Filed Pursuant to Rule 433

Registration No. 333-147238

Free Writing Prospectus dated September 15, 2010

BRE PROPERTIES, INC.

5.200% Senior Notes due 2021

FINAL TERMS AND CONDITIONS

Issuer:	BRE Properties, Inc.

Ratings*:	Baa2 (Moody’s) / BBB (S&P) (stable/stable)

Note Type:	Senior Notes

Minimum Denomination:	$1,000 x $1,000

Pricing Date:	September 15, 2010

Settlement Date:	September 22, 2010 (T+5)

Maturity Date:	March 15, 2021

Principal Amount:	$300,000,000

Benchmark:	UST + 2.625% due 08/15/2020

Benchmark Treasury Price (Yield):	99-04+ (2.724%)

Re-offer Spread:	+250 bps

Re-offer Yield:	5.224%

Coupon:	5.200%

Public Offering Price:	99.809%

Gross Underwriting Spread	0.65%

Optional Redemption:	Make whole call T+37.5 bps at any time. Par on or after December 15, 2020.

Interest Payment Dates:	March 15 and September 15, beginning March 15, 2011.

CUSIP:	05564E BL9

Joint Bookrunning Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc. UBS Securities LLC

Co Managers:	PNC Capital Markets LLC U.S. Bancorp Investments, Inc.

*	A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free Deutsche Bank Securities Inc. at 800-503-4611, J.P. Morgan Securities LLC at 866-803-9204, Mitsubishi UFJ Securities (USA), Inc. 877-649-6848, RBS Securities Inc. at 866-884-2071 or UBS Securities LLC at 877-827-6444 ext. 561-3884.